BILL OF SALE

FOR VALUE RECEIVED, BE IT KNOWN, that **Tongji Healthcare Group, Inc.**, a Nevada corporation (hereinafter "Seller") does hereby sell, transfer, convey and assign forever unto **Placer Petroleum Co., LLC**, an Arizona limited liability company (hereinafter "Purchaser") all of Seller's right, title and interest in, to and under its equity ownership interests of the following corporation organized under the laws of the Peoples Republic of China (PRC):

Nanning Tongji Hospital, Inc.

This sale, transfer, conveyance and assignment is made effective December 31, 2017 and is in consideration of Purchaser's assumption of all liabilities of Seller as of said date.

As of the 31st day of December, 2017

Tongji Healthcare Group, Inc.
A Nevada corporation

By [signature]
Joseph Arcaro, President

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA)
)ss. **ACKNOWLEDGMENT**
COUNTY OF Los Angeles)

On this 26th day of June 2019, before me, the undersigned Notary Public, personally appeared Joseph Arcaro, known to me to be the individual who executed the foregoing instrument and acknowledged the same to be his free act and deed.

My Commission Expires May 3rd 2022 [signature]
Notary Public

DEVIN EFFERTZ
Notary Public - California
Los Angeles County
Commission # 2237018
My Comm. Expires May 3, 2022